77 D Attachment
On December 14, 2009 the Board of Trustees of the Registrant approved a change in investment policy for The Dow DART 10 Portfolio, The Dow Target Dividend Portfolio, the Global Dividend Target 15 Portfolio, the S&P Target 24 Portfolio, the NASDAQ Target 15 Portfolio, the First Trust Target Focus Four Portfolio, and the Value Line Target 25 Portfolio. The approved change provides that in seeking the investment objective for each portfolio, "First Trust reserves the right to over-weight, under-weight or exclude certain companies from the Portfolio". This investment policy is non-fundamental and therefore may be changed by approval of the Board of Trustees without shareholder approval. The investment policy change will become effective on or about May 7, 2010.


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